Exhibit 99.1

Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314) 702-7173
investor.relations@express-scripts.com

Express Scripts Reports Record Third Quarter Earnings
Earnings Guidance Increased for 2005

ST. LOUIS, October 26, 2005—Express Scripts, Inc.  (Nasdaq: ESRX) announced third quarter net income of $101.7 million, or $0.68 per diluted share, compared to $0.40 per diluted share reported for the same quarter last year.  Excluding non-recurring items in both quarters that are discussed below, diluted earnings per share in the third quarter was $0.67, a 34 percent increase over $0.50 per diluted share last year.  All per share amounts have been adjusted to reflect the Company’s 2-for-1 stock split, which was effective June 24, 2005.

The Company generated cash flow from operations of $214.7 million in the third quarter compared to $150.0 million last year.  During the quarter, the Company repurchased 4.0 million shares of common stock for $219.9 million.  To date, the Company has repurchased 29.9 million shares under its 38 million authorized share repurchase program.

“We enjoyed another very strong quarter, reporting record levels of earnings and cash flow,” stated George Paz, president and chief executive officer.  “Our performance was driven by increases in generic utilization and home delivery, including specialty injectables, and lower drug purchasing costs.  These outstanding results reflect the success of our business model, which is built around alignment - the more we are successful in helping our clients and patients save on prescription drugs, the better we perform.  I am pleased by the efforts of our nearly 13,000 employees who work hard everyday to make the use of prescription drugs safer and more affordable.”

 Strong Third Quarter Operating Results
Revenues for the third quarter of 2005 were $3.8 billion, a 2% increase over the third quarter of 2004.  The use of lower-cost generic drugs reached approximately 55 percent of total prescriptions in the third quarter compared to 51 percent for the same period last year.

Retail network claims processed in the third quarter were 105.6 million, an increase of 4 percent over the 101.8 million processed last year.  Revenues from the home delivery of specialty drugs increased 46 percent to $274.7 million in the third quarter from $187.6 million last year by continuing to capture an increased share of the specialty drug spend in the Express Scripts’ book of business.  “The acquisition of Priority Healthcare, which closed on October 14th, will deliver a number of strategic benefits including enhancing our size, scale and service offering to provide greater affordability of specialty drug therapy for our clients and patients,” added Paz.  Overall, home delivery prescriptions increased 2 percent to 10.2 million during the quarter from 10.0 million last year.  Total adjusted claims were 137.4 million, a 4 percent increase over last year.

Gross profit for the third quarter increased 25 percent to a record $293.2 million from $235.4 million last year.  The increase reflects lower retail and home delivery drug purchasing costs, higher generic utilization, increased management of specialty drugs, and the growth in home delivery and retail prescriptions.  These increases were partially offset by costs incurred to open a new patient contact center in Pueblo, Colorado.  Gross profit per adjusted claim set a record at $2.13, a 20 percent increase over $1.77 for the same quarter last year.

Selling, general and administrative (“SG&A”) expenses for the quarter were $132.1 million compared to $130.8 million last year.  Last year's SG&A included a non-recurring charge of $25.0 million ($15.4 million net of tax), or $0.10 per diluted share to increase reserves for legal defense costs.  The increase in SG&A expenses, excluding this charge last year, is primarily due to higher management incentive compensation, which is based on corporate financial results, expenses incurred in preparing for Medicare Part D, and increased legal and other professional fees.

Operating income for the quarter increased 24 percent to a record $161.1 million from $129.6 million on an adjusted basis for the third quarter of 2004, while EBITDA increased 23 percent to a record $181.5 million from $147.3 million on an adjusted basis last year.  EBITDA per adjusted claim also set a record at $1.32, a 19 percent increase over $1.11 on an adjusted basis in the third quarter of 2004.

In the third quarter of 2005, the Company recorded a non-recurring tax benefit of $1.5 million resulting primarily from the recognition of the expected state tax benefits associated with subsidiaries' net operating losses generated in prior years.
2005 Earnings Guidance
Express Scripts expects that its financial performance will continue to benefit from growth in generic utilization and home delivery, including specialty pharmacy, lower retail and home delivery drug purchasing costs, increased productivity and other cost management initiatives, and capital structure improvements.  The Company expects to incur spending in the fourth quarter to complete the new patient care contact center in Pueblo, Colorado, and for costs to prepare for Medicare Part D and other long-term initiatives.

During the first nine months of 2005, the Company recorded non-recurring non-cash tax-related benefits of $14.0 million, or $0.09 per diluted share, which includes the $1.5 million tax benefit in the third quarter discussed above.  The Company will record a charge of $0.01 per diluted share in the fourth quarter to write-off deferred financing fees due to the refinancing of the Company’s credit facility in conjunction with the acquisition of Priority Healthcare.  These non-recurring items in 2005 result in a net benefit of $0.08 per diluted share.

Express Scripts believes that its 2005 reported diluted earnings per share will be in the range of $2.62 to $2.69, including the $0.08 of net non-recurring benefits discussed above, or in the range of $2.54 to $2.61 if the $0.08 of net non-recurring benefits are excluded.   Due to the strong year-to-date cash flow and continued focus on capital management, Express Scripts expects that cash flow from operations for 2005 will be in the range of $625 million to $675 million.

Aetna Inc.  provided notice of its election to exercise its purchase option for Priority Healthcare's 60% ownership share of Aetna Specialty Pharmacy, LLC.  The transaction is subject to the satisfaction of certain contractual requirements and to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.  The early termination of the joint venture will not have a material effect on the Company's net income for 2006.

Express Scripts will provide 2006 earnings guidance in a separate release by mid to late November.

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members.  Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services.  The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions.  Actual results may differ significantly from those projected or suggested in any forward-looking statements.  Factors that may impact these forward-looking statements include but are not limited to:

•	risks of integration of Priority Healthcare and CuraScript after closing
•	costs of and adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•
risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•
risks and uncertainties regarding the implementation and the ultimate terms of the Medicare Part D prescription drug benefit, including financial risks to us if we participate in the program on a risk-bearing basis and risks of client or member losses to other providers under Medicare Part D

•
risks associated with our acquisitions (including our acquisition of Priority Healthcare), which include integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses

•	risks associated with our ability to maintain growth rates, or to control operating or capital costs
•
continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•
competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•
adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance risks relating to our contracts with the DoD TRICARE Plan and various state governments and agencies
•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
•	risks associated with the possible loss, or adverse modification of the terms of, contracts with pharmacies in our retail pharmacy network
•	risks associated with the use and protection of the intellectual property we use in our business
•	risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	risks associated with our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends
•	risks associated with changes in average wholesale prices, which could reduce prices and margins
•	risks associated with our inability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2005	2004	2005	2004

Revenues (1)	$3,847,642	$3,767,690	$11,631,018	$11,175,010
Cost of revenues (1)	3,554,442	3,532,280	10,796,107	10,494,291
Gross profit	293,200	235,410	834,911	680,719
Selling, general and administrative	132,067	130,806	387,051	322,773
Operating income	161,133	104,604	447,860	357,946
Other (expense) income :
Undistributed loss from joint venture	(633)	(954)	(1,928)	(3,754)
Interest income	3,506	867	7,558	2,492
Interest expense	(5,102)	(4,248)	(14,532)	(37,118)
	(2,229)	(4,335)	(8,902)	(38,380)
Income before income taxes	158,904	100,269	438,958	319,566
Provision for income taxes	57,210	38,352	149,988	122,266
Net income	$101,694	$61,917	$288,970	$197,300

Basic earnings per share	$0.70	$0.41	$1.96	$1.28

Weighted average number of common shares
outstanding during the period - Basic EPS	146,312	152,252	147,285	153,804

Diluted earnings per share	$0.68	$0.40	$1.93	$1.26

Weighted average number of common shares
outstanding during the period – Diluted EPS	148,858	154,354	149,651	156,142

(1) Excludes estimated retail pharmacy co-payments of $1,413,332 and $1,363,991 for the three months ended September 30, 2005 and 2004, respectively, and $4,357,212 and $4,148,590 for the nine months ended September 30, 2005 and 2004, respectively.  These are amounts we instructed retail pharmacies to collect from members.  We have no information regarding actual co-payments collected.

EXPRESS SCRIPTS, INC. Unaudited Consolidated Balance Sheet

	September 30,	December 31,
(in thousands, except share data)	2005	2004
Assets
Current assets:
Cash and cash equivalents	$405,027	$166,054
Receivables, net	1,002,422	1,057,222
Inventories	144,027	158,775
Deferred taxes	41,185	33,074
Prepaid expenses and other current assets	23,870	27,892
Total current assets	1,616,531	1,443,017
Property and equipment, net	169,421	181,166
Goodwill, net	1,708,332	1,708,935
Other intangible assets, net	222,953	245,270
Other assets	25,954	21,698
Total assets	$3,743,191	$3,600,086

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebate payable	$1,246,891	$1,236,775
Accounts payable	350,343	322,885
Accrued expenses	255,417	231,695
Current maturities of long-term debt	22,056	22,056
Total current liabilities	1,874,707	1,813,411
Long-term debt	345,451	412,057
Other liabilities	189,889	178,304
Total liabilities	2,410,047	2,403,772

Stockholders' equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized,
and no shares issued and outstanding	-	-
Common stock, 275,000,000 shares authorized, $0.01 par value;
shares issued: 159,479,000 and 79,787,000, respectively;
shares outstanding: 145,634,000 and 73,858,000, respectively	1,595	798
Additional paid-in capital	465,722	467,353
Unearned compensation under employee compensation plans	(7,806)	(18,177)
Accumulated other comprehensive income	9,785	8,266
Retained earnings	1,431,727	1,142,757
	1,901,023	1,600,997
Common Stock in treasury at cost, 13,845,000 and
5,929,000 shares, respectively	(567,879)	(404,683)
Total stockholders' equity	1,333,144	1,196,314
Total liabilities and stockholders' equity	$3,743,191	$3,600,086

EXPRESS SCRIPTS, INC. Unaudited Condensed Consolidated Statement of Cash Flows

	Nine months ended September 30,
(in thousands)	2005	2004

Cash flow from operating activities:
Net income	$288,970	$197,300
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	59,625	50,477
Non-cash adjustments to net income	55,902	57,081
Net changes in operating assets and liabilities	126,565	(1,582)
Net cash provided by operating activities	531,062	303,276

Cash flows from investing activities:
Purchases of property and equipment	(34,211)	(33,387)
Acquisitions, net of cash acquired, and
investment in joint venture	(2,150)	(331,136)
Loan repayment from (loan to) Pharmacy Care Alliance	2,188	(14,050)
Other	(294)	103
Net cash used in investing activities	(34,467)	(378,470)

Cash flows from financing activities:
Proceeds from long-term debt	-	675,564
Repayment of long-term debt	(16,556)	(740,455)
(Repayments of) Proceeds from revolving credit line, net	(50,000)	50,000
Treasury stock acquired	(219,949)	(160,286)
Deferred financing fees	-	(6,036)
Net proceeds from employee stock plans	28,531	21,256
Net cash used in financing activities	(257,974)	(159,957)

Effect of foreign currency translation adjustment	352	272

Net increase (decrease) in cash and cash equivalents	238,973	(234,879)
Cash and cash equivalents at beginning of period	166,054	396,040
Cash and cash equivalents at end of period	$405,027	$161,161

EXPRESS SCRIPTS, INC. Table 1 Unaudited Operating Statistics
(in thousands, except per claim)

	3 months	3 months	3 months	3 months	3 months
	ended	ended	ended	ended	ended
	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004

Claims Detail
Network (1)	105,606	109,488	111,167	107,726	101,784
Home delivery	10,188	10,273	9,978	10,090	9,972
Total PBM claims	115,794	119,761	121,145	117,816	111,756
Non-PBM claims (2)	1,237	1,005	947	955	929
Total claims	117,031	120,766	122,092	118,771	112,685
Adjusted claims (3)	137,407	141,312	142,048	138,951	132,629

Per Adjusted Claim
Gross profit	$2.13	$1.96	$1.87	$1.90	$1.77
EBITDA (4)	$1.32	$1.19	$1.11	$1.11	$1.11	(5)

Selected Ratio Analysis Table 2

	As of	As of	As of	As of	As of
	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004

Debt to EBITDA ratio (6)	0.6x	0.6x	0.7x	0.8x	0.8x
EBITDA interest coverage (7)	34.7x	33.0x	17.2x	13.5x	11.9x
Operating cash flow interest coverage (8)	37.9x	36.2x	16.0x	11.9x	10.6x
Debt to capitalization (9)	21.6%	20.8%	22.5%	26.6%	25.7%

See Notes to Unaudited Operating Statistics and Selected Ratio Analysis

Reconciliation of EBITDA (4) to Adjusted EBITDA Table 3		Reconciliation of Operating Income to Adjusted Operating Income Table 4

	3 months		3 months
	ended		ended
	9/30/2004		9/30/2004
EBITDA(4)	$122,256	Operating Income	$104,604
Add: charge for legal defense costs	25,000	Add: charge for legal defense costs	25,000
Adjusted EBITDA	$147,256	Adjusted Operating Income	$129,604

The Company uses adjusted EBITDA and adjusted Operating Income to provide a better understanding of the underlying financial performance and to improve the comparability of current performance with prior periods.  See note (4) regarding the Company's use of EBITDA.

Unaudited Earnings Excluding Non-recurring Items Table 5 (in thousands, except per share data)

	3 months	3 months	9 months	9 months
	ended	ended	ended	ended
	9/30/2005	9/30/2004	9/30/2005	9/30/2004

Reported income before taxes	$158,904	$100,269	$438,958	$319,566
Charge for early retirement of debt	-	-	-	12,300
Charge for early retirement of debt	-	-	-	3,600
Termination payment received	-	-	-	(5,500)
Charge for legal defense costs	-	25,000	-	25,000
Income before tax excluding net charges	158,904	125,269	438,958	354,966

Provision for income taxes	57,210	47,914	149,988	135,810
Tax benefit from subsidiary losses	1,520	-	3,820	-
Prior periods' tax benefit from state tax planning strategies	-	-	10,200	-
Adjusted provision for income taxes	58,730	47,914	164,008	135,810

Net income	$100,174	$77,355	$274,950	$219,156

Weighted average number of shares
outstanding during period - diluted	148,858	154,354	149,651	156,142

Diluted earnings per share excluding
net charges	$0.67	$0.50	$1.84	$1.40

Diluted earnings per share as reported	$0.68	$0.40	$1.93	$1.26

Impact of non-recurring items	$0.01	$(0.10)	$0.09	$(0.14)

The Company is providing diluted earnings per share excluding the impact of certain charges in order to compare the underlying financial performance to prior periods.

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in thousands)

(1)  Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(2)  Non-PBM claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.

(3)  Adjusted claims represent network claims and specialty distribution claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims.

(4)  The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended September 30,		9 months ended September 30,
	2005	2004	2005	2004
Net income	$101,694	$61,917	$288,970	$197,300
Income taxes	57,210	38,352	149,988	122,266
Depreciation and amortization *	20,322	17,652	59,625	50,477
Interest expense, net	1,596	3,381	6,974	34,626
Undistributed loss from joint venture	633	954	1,928	3,754
EBITDA	181,455	122,256	507,485	408,423
Current income taxes	(53,280)	(22,928)	(144,904)	(91,418)
Interest expense less amortization	(1,346)	(3,124)	(6,225)	(27,271)
Undistributed loss from joint venture	(633)	(954)	(1,928)	(3,754)
Other adjustments to reconcile net income
to net cash provided by operating activities	88,462	54,715	176,634	17,296
Net cash provided by operating activities	$214,658	$149,965	$531,062	$303,276

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization.  EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance.  EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States.  In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	$9,737	$7,176	$26,984	$20,017
Selling, general and administrative	10,585	10,476	32,641	30,460
	$20,322	$17,652	$59,625	$50,477

(5) Reflects adjusted EBITDA -- see Table 3.

(6) Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(7) Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.

(8) Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended.

(9) Represents debt divided by the total of debt and stockholders equity.